EXHIBIT 99.1
FOR IMMEDIATE RELEASE
AMERICAN COLOR GRAPHICS REPORTS SECOND QUARTER FISCAL YEAR 2007 RESULTS
BRENTWOOD, TN, November 13, 2006 – ACG Holdings, Inc. and American Color Graphics, Inc. (collectively, the “Company”), today reported financial results for the second fiscal quarter and the six months ended September 30, 2006.
The Company reported revenues of $111.7 million for the quarter and $221.7 million for the six-month period ended September 30, 2006 versus revenues of $105.5 million and $213.7 million in the comparable periods of the prior year. Consolidated earnings before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) in the second quarter increased to $10.2 million versus $10.1 million last year and through the six months decreased to $20.9 million versus $21.8 million last year.
Stephen M. Dyott, Chairman and Chief Executive Officer of American Color Graphics, Inc. stated, “Although our second quarter results improved versus last year, our overall performance was somewhat disappointing. Our print operations improved substantially due to a modest increase in volume and continued cost reductions which more than offset price erosion. Pure pricing in our print operations during our second quarter was down slightly. We continue to believe that our industry suffers from modest excess capacity.
Our premedia operations were weaker than expected due to reduced volume. We continue to believe that we have the best suite of premedia services available in our industry, and we are working hard to improve our premedia sales effort.”
On September 26, 2006, the Company further improved its liquidity position with the formation of a new wholly-owned subsidiary, American Color Graphics Finance, LLC (“Graphics Finance”), and the execution of a new $35 million revolving trade receivables facility (the “Receivables Facility”) between this subsidiary, Bank of America, N.A. and certain other lenders. At September 30, 2006, there were no borrowings under this facility as Graphics Finance had not purchased any receivables from American Color Graphics. Availability under the Receivables Facility will commence when Graphics Finance in fact purchases receivables from American Color Graphics.
The Company ended the second fiscal quarter with net debt of $345.7 million versus a comparable position of $319.2 million at the end of Fiscal Year 2006, representing an increase in debt of $26.5 million during the six-month period. In addition to the $20.9 million of reported EBITDA, other sources and uses of cash during the six-month period included (1) net cash interest payments of $17.9 million, including interest payments on the Notes of $14.0 million, (2) cash capital expenditures of $7.3 million, (3) pension contributions of $4.7 million, (4) debt issuance costs of $2.6 million, (5) cash restructuring payments of $0.9 million, (6) cash taxes of $0.2 million and (7) working capital and other balance sheet net cash uses of $13.8 million.
On September 30, 2006, the Company had borrowings outstanding under its existing Revolving Credit Facility of $23.3 million and had letters of credit outstanding of $24.2 million. As a result, the Company had additional borrowing capacity at September 30, 2006 under this facility of $7.5 million. In addition, if Graphics Finance had purchased from American Color Graphics all eligible receivables at September 30, 2006, availability under the Receivables Facility at September 30, 2006 would have been approximately $31.4 million.
At September 30, 2006, the Company was in compliance with the covenant requirements set forth in the 2005 Credit Agreement and the Receivables Facility.
Reconciliations of Non-GAAP Measures to GAAP Measures
EBITDA is defined as earnings before net interest expense, income tax expense (benefit), depreciation and amortization. We have included EBITDA because it is a key metric that management uses in measuring our performance and because we believe that investors regard EBITDA as a key measure of a leveraged company’s operating performance as it removes interest, taxes, depreciation and amortization from the operational results of our business. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles. You should not consider it an alternative to net income (loss) as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.
The following table reconciles EBITDA to net loss for the periods indicated (in millions):

	Three months ended		Six months ended
	September 30,		September 30,
	2006	2005	2006	2005
EBITDA	$10.2	10.1	20.9	21.8
Depreciation and amortization	(4.6)	(4.9)	(9.3)	(9.9)
Interest expense, net	(10.0)	(9.5)	(19.6)	(18.5)
Income tax benefit	0.0	0.1	0.3	0.0
Net loss	$(4.4)	(4.2)	(7.7)	(6.6)
The Company
ACG Holdings, is the parent company of American Color Graphics which conducts business as American Color Print and American Color Premedia.
American Color Print is one of the leading printers of advertising inserts and newspaper products in the United States. The Company’s production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country’s retailers and major newspapers.
American Color Premedia is one of the most technologically advanced providers of premedia services in the United States. Our premedia services segment provides our customers with a complete solution for the preparation and management of materials for printing, including the capture, manipulation, storage, transmission and distribution of images.

Forward Looking Statements
This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words “anticipate,” “believe,” “expect,” “estimate,” “project” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements may include statements addressing future financial condition and operating results.
Economic, business, competitive and/or regulatory factors affecting the Company’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Conference Call Details
The Company will hold a conference call for investors at 11:00 a.m. EST on Tuesday, November 14, 2006. The call can be accessed by telephone dial-in with a capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 800-857-3793 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is 210-234-0003 and the pass-code confirmation # is 3770377.
An audio replay of the conference call will be available for a one week period after the call. The dial-in number for the audio replay is 203-369-1647.
The financial information discussed on that call can be accessed at http://www.americancolor.com.
Contact:
American Color Graphics, Inc.
Patrick W. Kellick 615-377-7430

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